Exhibit 10.4 (d)
AMENDMENT NO. 1 TO THE MYLAN INC.
AMENDED AND RESTATED 2003 LONG-TERM INCENTIVE PLAN
THIS AMENDMENT TO THE MYLAN INC. AMENDED AND RESTATED 2003 LONG-TERM INCENTIVE PLAN (this “Amendment”) is made as of December 17, 2008.
WHEREAS, Section 11.18 permits Mylan Inc., a Pennsylvania corporation (the “Company”), to amend the Mylan Inc. 2003 Long-Term Incentive Plan (the “Plan”) in order to comply with Section 409A of the Internal Revenue Code; and
WHEREAS, the Board of Directors of the Company has approved such amendments; and
WHEREAS, the Company hereby amends the Plan as set forth below to comply with Section 409A of the Internal Revenue Code;
NOW, THEREFORE, the Plan is hereby amended as follows:
1.	The following sentence is hereby added to the end of Section 7.03 of the Plan:

Notwithstanding anything to the contrary in this Plan or any Award Agreement, to the extent that any Awards are payable upon a termination of employment and such payment would result in the imposition of any individual excise tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such Awards shall instead be made on the first business day after the date that is six (6) months following such termination of employment (or death, if earlier).

2.	The following sentences are hereby added to the end of Section 11.18 of the Plan:

The intent of the parties is that payments and benefits under this Plan comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Participants shall not be considered to have terminated employment with the Company for purposes of this Plan and no payment shall be due to Participants under this Plan until such Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise.

3.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania.

4.	Except as modified by this Amendment, the Plan is hereby confirmed in all respects.

     IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

MYLAN INC.
/s/ Heather Bresch
By: Heather Bresch
Title:	Chief Operating Officer

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